Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Announces
 Third Quarter Fiscal 2025 Results
Store Openings, Sales, and Earnings Ahead of Expectations
Net Sales Increased 18.6% and Earnings Per Share Increased 29.3%
Raising Fiscal 2025 Sales and Earnings Outlook

HARRISBURG, PA – December 9, 2025 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) (the “Company”) today announced financial results for the third quarter ended November 1, 2025.
“Thanks to the extraordinary execution of our team, we delivered another strong performance in the third quarter. We opened a record number of stores, continued to accelerate membership growth of our Ollie’s Army loyalty program, widened our price gaps to the fancy stores, and delivered industry-leading sales growth, all while driving significant improvement on the bottom-line,” said Eric van der Valk, President and Chief Executive Officer.
Mr. van der Valk continued, “WE ARE…  primed and ready for the holiday season! Our expanded assortment of seasonal and gift items, along with our amazing deals of name brand household products, makes us THE holiday shopping destination.  With the better than expected third quarter results and a very good start to the fourth quarter, we are raising our full-year sales and earnings outlook.”
	Thirteen weeks ended
	November 1, 2025	November 2, 2024
(Dollars in thousands, except per share data)
Net sales	$613,619	$517,428
Yr/yr change	18.6%	7.8%
Comparable store sales change (1)	3.3%	-0.5%
Net income	$46,172	$35,884
Net income per diluted share	$0.75	$0.58
Adjusted net income per diluted share	$0.75	$0.58
Yr/yr change	29.3%	13.7%
Adjusted EBITDA	$72,884	$59,840
% of net sales	11.9%	11.6%
Store openings	32	24
Store growth, yr/yr change	18.1%	8.1%

(1)	Calculated based on the comparable number of weeks from the prior year.

Third Quarter Fiscal 2025 Highlights and Year-Over-Year Comparisons

•
Opened a record 32 new stores and ended the quarter with a total of 645 stores in 34 states, an increase of 18.1% year-over-year. With these new store openings, the Company opened a record 86 new stores in fiscal 2025, exceeding its initial target of 75 new stores.

•	Ollie’s Army loyalty members increased 11.8% to 16.6 million members.

•	Net sales increased 18.6% to $613.6 million, driven by new store unit growth and an increase in comparable store sales.

•	Comparable store sales increased 3.3%, driven by continued strength in transactions.

•	Gross margin decreased 10 basis points to 41.3%. The decrease was driven by higher supply chain costs, primarily incremental tariff expenses, which were partially offset by higher merchandise margins.

•
Selling, general, and administrative (“SG&A”) expenses as a percentage of net sales decreased 50 basis points to 29.4%. The decrease was primarily driven by lower professional fees, stock-based compensation, and leverage from the continued optimization of our marketing spend.

•
Pre-opening expenses increased 3.2% to $7.4 million, driven by new store growth and $1.0 million of dark rent expense associated with the former Big Lots locations that were acquired through the bankruptcy auction process.

•	Operating income increased 24.5% to $55.4 million and operating income margin increased 40 basis points to 9.0%.

•	Adjusted net income per diluted share increased 29.3% to $0.75.

•	Adjusted EBITDA increased 21.8% to $72.9 million and adjusted EBITDA margin increased 30 basis points to 11.9%.

•
Total cash and investments increased 42.2%, or $128.3 million, to $432.2 million. This included cash and cash equivalents of $144.7 million, short-term investments of $41.3 million, and long-term investments of $246.1 million.

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Outlook

The Company is raising its previously provided sales and earnings outlook for fiscal 2025. A comparison of the current and previous outlook figures is contained in the table below.

	Current	Previous
Store Openings	86	85
Net sales	$2.648 to $2.655 billion	$2.631 to $2.644 billion
Comparable store sales increase	3.2% to 3.5%	3.0% to 3.5%
Gross margin	40.3%	40.3%
Operating income(1)	$293 to $298 million	$292 to $298 million
Adjusted net income (1)(2)(3)	$236 to $239 million	$233 to $237 million
Adjusted net income per diluted share(1)(2)(3)	$3.81 to $3.87	$3.76 to $3.84
Annual effective tax rate(3)	~ 24%	~ 25%
Diluted weighted average shares outstanding	~ 62 million	~ 62 million
Capital expenditures	~ $88 million	$83 to $88 million

(1)
Includes dark rent expenses of appoximately $5 million, or $0.06 in adjusted net income per diluted share, related to the opening of stores where the leases were acquired through the bankruptcy process.

(2)	Includes interest income of approximately $19 million.

(3)	Excludes the excess tax benefits related to stock-based compensation, as the Company cannot predict such estimates without unreasonable effort.

Looking ahead, the Company is currently targeting 75 new store openings in fiscal 2026, with the majority of these planned to open in the first half of the fiscal year.
Conference Call Information

A conference call to discuss third quarter fiscal 2025 financial results is scheduled for today, December 9, 2025, at 8:30 a.m. Eastern Time. To access the live conference call, please preregister here. Registrants will receive a confirmation with dial-in instructions. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at https://investors.ollies.com/. A replay of the conference call webcast will be available on the investor relations website for one year.
About Ollie’s

Ollie’s is a leading off-price retailer of brand name household products. Since our founding in 1982, our mission has been to sell Good Stuff Cheap®. We do this through a flexible buying model that focuses on closeout merchandise and excess inventory from suppliers and manufacturers around the world. Our stores offer Real Brands! Real Bargains! ® in a treasure hunt environment at prices up to 70% below traditional retailers. As of November 1, 2025, we operated 645 stores in 34 states and growing! For more information, visit www.ollies.com.
Non-GAAP Reconciliation

The Company’s results are reported in this press release on a GAAP and as adjusted, non-GAAP basis. Adjusted net income (loss), adjusted net income (loss) per diluted share, and adjusted operating income (loss) are non-GAAP measures, and are not intended to replace GAAP financial information, and may be different from non-GAAP measures reported by other companies. The Company believes the income and expense items excluded as non-GAAP adjustments are not reflective of the performance of its core business, and that providing this supplemental disclosure to investors will facilitate comparisons of the past and present performance of its core business.
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Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” table included in this press release, which sets forth the non-GAAP operating adjustments for the 13-week and 39-week periods ended November 1, 2025 and November 2, 2024.
Forward-Looking Statements

This press release contains certain forward-looking statements, which includes but is not limited to statements regarding industry trends, value creation, customer trends, new stores, distribution centers, and various financial outlook figures, including new store openings, net sales, comparable store sales, gross margin, SG&A, operating income, net income, adjusted net income, adjusted net income per diluted share, effective tax rate, diluted weighted average shares outstanding and capital expenditures. All forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. Forward-looking statements are usually identified by or are associated with such words as “could”, “may”, “might”, “will,” “likely”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “expects”, “continues”, “projects”, “forecasts”, and similar terminology. Actual results could vary materially from the expectations reflected in these statements. As with any business, all phases of our operations are subject to factors outside of our control. These factors include, without limitation, the impact of the recent tariff announcements and the corresponding macroeconomic pressures and those factors discussed in the “Risk Factors” section of the Company’s Annual Reports or Form 10-K and other filings with the Securities and Exchange Commission. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.
Investor Contact

John Rouleau
Managing Director of Corporate Communication & Business Development
JRouleau@ollies.us
Media Contact

Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Income (unaudited)
(In thousands except for per share amounts)

	Thirteen weeks ended		Thirty-nine weeks ended
	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Net sales	$613,619	$517,428	$1,869,942	$1,604,621
Cost of sales	359,965	302,969	1,107,919	961,773
Gross profit	253,654	214,459	762,023	642,848
Selling, general and administrative expenses	180,273	154,467	520,581	442,559
Depreciation and amortization expenses	10,566	8,296	29,839	24,016
Pre-opening expenses	7,401	7,174	23,029	14,495
Operating income	55,414	44,522	188,574	161,778
Interest income, net	(4,524)	(4,028)	(13,846)	(12,257)
Income before income taxes	59,938	48,550	202,420	174,035
Income tax expense	13,766	12,666	47,378	42,827
Net income	$46,172	$35,884	$155,042	$131,208
Earnings per common share:
Basic	$0.75	$0.59	$2.53	$2.14
Diluted	$0.75	$0.58	$2.51	$2.13
Weighted average common shares outstanding:
Basic	61,346	61,330	61,343	61,341
Diluted	61,814	61,764	61,809	61,742

Percentage of net sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	58.7	58.6	59.2	59.9
Gross profit	41.3	41.4	40.8	40.1
Selling, general and administrative expenses	29.4	29.9	27.8	27.6
Depreciation and amortization expenses	1.7	1.6	1.6	1.5
Pre-opening expenses	1.2	1.4	1.2	0.9
Operating income	9.0	8.6	10.1	10.1
Interest income, net	(0.7)	(0.8)	(0.7)	(0.8)
Income before income taxes	9.8	9.4	10.8	10.8
Income tax expense	2.2	2.4	2.5	2.7
Net income	7.5%	6.9%	8.3%	8.2%

Components may not add to totals due to rounding.
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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

Assets	November 1, 2025	November 2, 2024
Current assets:
Cash and cash equivalents	$144,699	$128,685
Short-term investments	41,315	175,226
Inventories	702,832	607,331
Accounts receivable	2,537	2,367
Prepaid expenses and other current assets	12,421	10,178
Total current assets	903,804	923,787
Property and equipment, net	374,014	322,214
Operating lease right-of-use assets	652,723	547,284
Goodwill	444,850	444,850
Trade name	230,559	230,559
Long-term investments	246,149	-
Other assets	2,944	2,148
Total assets	$2,855,043	$2,470,842
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$621	$621
Accounts payable	155,882	131,515
Income taxes payable	-	-
Current portion of operating lease liabilities	95,680	93,199
Accrued expenses and other current liabilities	109,410	91,772
Total current liabilities	361,593	317,107
Long-term debt	1,102	1,003
Deferred income taxes	86,450	73,073
Long-term portion of operating lease liabilities	573,308	462,687
Total liabilities	1,022,453	853,870
Stockholders’ equity:
Common stock	68	67
Additional paid-in capital	757,721	719,751
Retained earnings	1,522,755	1,299,159
Treasury - common stock	(447,954)	(402,005)
Total stockholders’ equity	1,832,590	1,616,972
Total liabilities and stockholders’ equity	$2,855,043	$2,470,842

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Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Thirteen weeks ended		Thirty-nine weeks ended
	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Net cash provided by operating activities	$4,758	$(4,365)	$114,172	$79,694
Net cash used in investing activities	(88,104)	(24,048)	(146,114)	(183,446)
Net cash (used in) provided by financing activities	(3,118)	(13,502)	(28,482)	(33,825)
Net increase (decrease) in cash and cash equivalents	(86,464)	(41,915)	(60,424)	(137,577)
Cash and cash equivalents, beginning of the period	231,163	170,600	205,123	266,262
Cash and cash equivalents, end of the period	$144,699	$128,685	$144,699	$128,685

Ollie’s Bargain Outlet Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (unaudited)
(In thousands except for per share amounts)
	Thirteen weeks ended		Thirty-nine weeks ended
	November 1, 2025	November 2, 2024	November 1, 2025	November 2, 2024
Net income	$46,172	$35,884	$155,042	$131,208
Excess tax benefits related to stock-based compensation (1)	(41)	(139)	(1,953)	(2,028)
Adjusted net income	$46,131	$35,745	$153,089	$129,180

Net income per diluted share	$0.75	$0.58	$2.51	$2.13
Adjustments as noted above, per dilutive share:
Excess tax benefits related to stock-based compensation (1)	-	-	(0.03)	(0.03)
Adjusted net income per diluted share	$0.75	$0.58	$2.48	$2.09

Diluted weighted-average common shares outstanding	61,814	61,764	61,809	61,742

Net income	$46,172	$35,884	$155,042	$131,208
Interest income, net	(4,524)	(4,028)	(13,846)	(12,257)
Depreciation and amortization expenses	14,188	11,712	40,449	31,536
Income tax expense	13,766	12,666	47,378	42,827
EBITDA	69,602	56,234	229,023	193,314
Non-cash stock-based compensation expense	3,282	3,606	9,806	10,407
Adjusted EBITDA	$72,884	$59,840	$238,829	$203,721

Components may not add to totals due to rounding.
(1)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation

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Ollie’s Bargain Outlet Holdings, Inc.
Key Statistics (unaudited)
(Dollars in thousands)

	Thirteen weeks ended
	November 1, 2025	November 2, 2024
Number of stores - beginning of period	613	525
Store openings	32	24
Store closings	-	(3)
Number of stores - end of period	645	546
Yr/yr store growth	18.1%	8.1%
Comparable stores sales change	3.3%	(0.5)%
Comparable store count – end of period	518	477
Total cash and investments (1)	$432,163	$303,911
Capital expenditures	$30,732	$31,016
Share repurchases	$11,577	$15,825

(1)	Includes cash and cash equivalents, short-term investments, and long-term investments.

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